Exhibit A

Executive Employment Agreement Between Geokinetics Inc. and Richard F. Miles

Name:	Richard F. Miles
Position:	President and Chief Executive Officer
Initial Term:	Two (2) years
Renewal Term:	Two (2) Years
Monthly Base Salary:	Executive’s initial monthly base salary shall be $31,250 USD per month. This salary will be reviewed annually.
Incentive Compensation Plan:
Executive shall participate in the Company’s annual bonus plan subject to plan terms commencing on the first day of the Company’s fiscal year.  The annual period in which the plan is in effect and each annual period thereafter is referred to as the “Bonus Period.”  Executive shall be entitled to a bonus based upon performance against a set of pre-established performance criteria memorialized on or before the 90th day of the fiscal year in which the performance is based.  Upon completion of the criteria for the applicable Bonus Period, such criteria shall be communicated to Executive in writing.  If Executive successfully meets the performance criteria established by the Company, the Company shall pay Executive the earned Bonus amount within seventy-five (75) days after the earlier of the end of the Bonus Period or Executive’s employment, as applicable.  The Bonus, where earned, will range from 10% to 200% of the Bonus Target.
The Executive’s Bonus Target is seventy-five percent (75%) of annual base salary

Equity Plan Participation
Executive shall be eligible to participate in the Company’s long-term incentive plan(s) in place at the time of the Employment Agreement or any similar plan or plans thereafter.  Equity Plan, for the purposes of this Employment Agreement shall represent any long-term incentive plan approved by the Board for the Executive which includes shares, shares equivalent or cash-denominated awards. All participation shall be in accordance with the terms and provisions of the Plan.

Other Compensation or Benefits
All unvested stock options, restricted stock, or other equity compensation granted to Executive shall fully vest immediately upon a termination of Executive’s employment by the Company without Cause or by the Executive for Good Reason.  The parties agree that this provision shall control over any contrary provision in any plan or agreement.

Severance Pay Period and Non-Competition Period	24 months
Geographic Region Employment & Non-Competition Obligations
Due to the Executive’s contact with confidential affairs of the Company, including business matters, costs, profits, markets, sales, trade secrets, ideas, customers, this provision is in effect globally.

Geokinetics, Inc.                                                                                                                                            Executive

________________________________                                                                                                _____________________________
William Ziegler                                                                                                                                                Richard F. Miles
Chairman of the Board of Directors
Geokinetics Inc.

This _____ day of October, 2008                                                                                                                This 21st day of October, 2008

Executive Employment Agreement
Between Geokinetics Inc. and Richard F. Miles

This Employment Agreement (“Agreement”), including the attached Exhibit A, between Geokinetics Inc. (“Company”) and Richard F. Miles (“Executive”) is effective as of the date Executive signs below (“Effective Date”).  The parties to this Agreement execute this Agreement to maximize the value of the Company and for other purposes stated in Exhibit A.  The Company and Executive agree as follows:

Article 1:  Employment, Compensation and Benefits

1.1           Term and Position.  The Company agrees to employ Executive, and Executive agrees to be employed by the Company, in the Position and for the Initial Term stated on Exhibit A.  This Agreement will automatically renew for the Renewal Term stated on Exhibit A and successive Renewal Terms unless terminated by one of the parties pursuant to the terms of this Agreement.  During the Initial and any Renewal Terms of this Agreement, Executive shall devote his working time and best efforts to the business and affairs of the Company and the adequate performance of his duties on a full-time basis.

1.2           Compensation.  Executive shall be compensated as set forth on Exhibit A.  Executive’s monthly base salary shall be paid in accordance with the Company’s standard payroll practices, and (as with all other compensation paid to Executive by the Company) is subject to withholding of all federal, state, city, or other taxes as may be required by law.  Compensation may include base salary, annual bonus opportunity and periodic equity-based awards as determined appropriate by the Compensation Committee of the Board of Directors (“Compensation Committee”) or the Board of Directors (“Board”).

1.3           Benefits.  Executive shall be allowed to participate in all general employee benefit plans and programs that the Company has made available to the Company’s employees on the Effective Date or thereafter.  Nothing in this Agreement is to be construed to provide greater rights, participation, coverage, or benefits than provided to similarly-situated employees under the terms of the benefit plans and programs. The Company is not obligated to institute, maintain, or refrain from changing, amending, or discontinuing any benefit program or plan, so long as such actions are similarly applicable to covered employees generally.  If such benefits are taxable, the Company shall ensure that terms of the benefits comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations and other guidance promulgated or issued thereunder (collective, “Section 409A”).  The Company also agrees to indemnify Executive for acts taken on behalf of the Company to the full extent provided in the Company’s Amended Certificate of Incorporation and Bylaws.  The parties to this Agreement agree that the Company may purchase and maintain insurance on, or on behalf of, Executive naming the Company or others as the beneficiary against any liability asserted against the Company or Executive whether or not the Company is obligated to indemnify Executive.

RFM Employment Agreement

Article 2:  Termination and Associated Compensation

2.1           Termination of Employment.  The Company and Executive acknowledge and agree that Executive's employment is at-will and that either the Company or Executive may, at any time, with or without “Cause,” and with or without notice, terminate the employment relationship.

2.2           Severance Pay.  The Company shall pay Executive “Severance Pay” for the number of months stated on Exhibit A as the “Severance Pay Period” if the Company terminates the Executive’s employment without Cause or the Executive submits a Resignation for Good Reason.  Executive is not entitled to Severance Pay for a termination based on Death/Disability, Resignation without Good Reason, or termination for Cause.  In the event the Company terminates the Executive’s employment without “Cause,” Severance Pay shall be equivalent to Executive’s monthly base pay multiplied by the Severance Pay Period.  In the event Executive submits a Resignation for “Good Reason,” Severance Pay shall be equivalent to Executive’s monthly base salary and one-twelfth (1/12th) of the Executive’s most recent annual bonus multiplied by the Severance Pay Period.  In the event the Executive agrees to a reduction in base salary during the Initial or Renewal Terms, the highest base salary received subsequent to the Effective Date will be used for purposes of calculating the base salary portion of Severance Pay.

The Company shall pay Severance Pay monthly, or in accordance with Company standard payroll practices; provided, however, that the Company shall make no payments until six months after termination, at which point all delayed payments will be made in a lump sum, if Executive is a “Specified Employee” as defined in Section 409A.  The Company also shall continue to cover, under the same contribution terms as active employees, Executive and his dependents as participants under the Company’s medical and dental benefit plan during the Severance Pay Period, unless Executive becomes eligible for coverage under another employer’s plan, regardless of whether Severance Pay is paid monthly, delayed, or paid in a lump sum.  The Company shall have no further obligations to compensate Executive under this Agreement for termination of employment other than paying earned but unpaid salary, paying accrued but unused vacation, continuing to accrue benefits up to the date of termination, and reimbursing Executive for reasonable business expenses incurred prior to termination, such reimbursement to be made per the Company’s standard policies and practices, but in any event, no later than the end of the calendar month after the calendar month in which the expense was incurred.  The following are definitions of terms used in this and other sections of this Agreement.

a.           Cause.  “Cause” means (i) the Executive’s conviction by a court of competent jurisdiction, as to which no further appeal can be taken, of a felony or crime involving moral turpitude, or entering a guilty plea, the plea of nolo contendere, or similar plea to such crime by the Executive regardless of whether crime is subject to deferred adjudication, expunged, sealed, or erased; (ii) the commission by the Executive of a material act of fraud; (iii) the material misappropriation of funds or property by the Executive; (iv) the knowing engagement by the Executive, without the written approval of Company, in any material activity which directly competes with the business of the Company or its affiliates, or which would directly result in a material injury to the business or reputation of the Company or any affiliate; (v) Executive’s violation of any material provision of this Agreement or Company rule, policy, or practice; or (vi) Executive’s gross negligence or willful misconduct in the performance of Executive’s duties for the Company or affiliates (other than by reason as set forth in Section 2.2(d)).  Provided, however, Executive shall not be deemed to have been terminated for Cause under (v) or (vi) unless Company management after consulting with the Board delivers written notice specifically identifying the violation or performance failure that sets forth specific facts, circumstances and examples of Executive’s failure, as determined in good faith by the Company, and Executive’s continued failure or inability to cure, if curable, such violations or performance failures within the time period set by the Company, but in no event less than thirty business days after his receipt of the initial notice.

RFM Employment Agreement

b.           Good Reason.  “Good Reason” means the occurrence of any one or more of the following:  (i) material adverse change in Executive’s status as an executive of the Company including, without limitation, Executive’s position, authority, duties or responsibilities; (ii) any adverse change in Executive’s base monthly salary or target bonus; (iii) relocation of Executive’s office from the location on the Effective Date of this Agreement to a location more than fifty (50) miles from the location on the Effective Date; or (iv) Company’s material breach of this Agreement.  For purposes of this Agreement, changing the Company’s status to a private entity, changing the stock exchange on which the Company is listed, or a “Change in Control, as defined by the Company’s most recent Stock Awards Plan, shall not be considered a “Good Reason”

c.           Resignation.  “Resignation” means Executive’s decision to terminate employment for a Good Reason or without Good Reason as reflected in a letter the Executive shall send to the Company’s Board of Directors.

d.           Death/Disability.  “Death/Disability” means Executive’s (i) death; or (ii) becoming incapacitated or disabled so as to entitle Executive to benefits under the Company’s long-term disability plan; or (iii) becoming permanently and totally unable to perform Executive’s duties for the Company as a result of any physical or mental impairment supported by a written opinion by a physician selected by the Company, Executive, or Executive’s heirs.

 Article 3:  Confidential Information; Unfair Competition

3.1           Company Property and Inventions.  All written materials, records, data, and other documents prepared or possessed by Executive during Executive’s employment by the Company are Company property.  All Confidential Information as defined in Section 3.2 including copyrightable works, trademarks, and inventions (patentable or not), discovered, created, developed, or invented by Executive as a result of work that Executive performs in connection with this Agreement during the Initial Term and Renewal Terms of this Agreement (whether during business hours and whether on Company premises or otherwise), and all applications for patents and resulting patents, shall belong to and be the property of the Company.

RFM Employment Agreement

Executive agrees promptly to disclose to the Company all such intellectual property; cooperate fully with and assist the Company in the preparation and prosecution of all applications for patents, trademark registrations, and copyright registrations covering any such property; execute all necessary documents related to such property; provide necessary assistance associated with any other protection procedures for such property; assign to the Company all patents, trademark registrations, and copyright registrations issuing on such applications; and aid the Company in the enforcement of its proprietary rights.  The Company shall pay Executive reasonable compensation for and reimburse Executive for reasonable expenses associated with time spent in assisting, preparing, and prosecuting applications, executing necessary documents, engaging in other protection proceedings, and aiding the Company in enforcing its proprietary rights in connection with matters arising under this paragraph after the termination of Executive employment.

This Company Property and Inventions section shall not apply to any inventions that Executive developed or conceived prior to employment with the Company.  Similarly and regardless of any inventions described by Executive in the forgoing sentence, this Company Property and Inventions section shall not apply to any inventions that meet all of the following requirements:  (i) the invention is developed entirely by Executive on Executive’s own time without using the Company’s equipment, supplies, facilities or Confidential Information; (ii) the invention does not relate to the Company’s business or the actual or demonstrably anticipated research or development of the Company; and (iii) the invention does not result from any work performed by Executive for the Company.

At the termination of Executive’s employment with Company for any reason, Executive shall return all of the Company’s documents, data, or other Company property to the Company.

3.2           Confidential Information:  Non-Disclosure.  Executive acknowledges that the business of the Company is highly competitive and that the Company is providing Executive with access to Confidential Information relating to the business of the Company or its affiliates.  “Confidential Information” means and includes the Company or its affiliates’ confidential and/or proprietary information and/or trade secrets that have been developed or used and/or will be developed and that cannot be obtained readily by third parties from outside sources.

Confidential Information includes, by way of example and without limitation, the following:  (i) the Company or its affiliates’ development, patent and copyright development and licensing thereof, trade secrets, inventions, formulas, designs, drawings, specifications and engineering, laboratory analysis, production processes, or equipment; (ii) the Company or its affiliates’ marketing techniques, price lists, pricing policies, sales, service, costs, and business methods, formulas, product specifications, and planning efforts; (iii) the names of the Company or its affiliates’ customers and their representatives, customer services, or the type, quantity and specifications of products purchased by or from customers; (iv) information about the Company or its affiliates’ employees and the terms and conditions of their employment; (v) the Company or its affiliates’ computer techniques, programs and software, or (vi) any other confidential or proprietary information of the Company or the Company or its affiliates’ customers, suppliers, vendors, investors, partners, or other third parties that cannot be obtained readily by the public.

RFM Employment Agreement

Executive acknowledges that this Confidential Information constitutes a valuable, special, and unique asset used by the Company or its affiliates in their business to obtain a competitive advantage over their competitors.  Executive further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company or its affiliates in maintaining their competitive position.

Executive agrees that Executive will not, at any time during or after Executive’s employment with the Company, make any unauthorized disclosure of any Confidential Information, or make any use of Confidential Information, except in the carrying out of Executive’s employment responsibilities on behalf of the Company.  Executive also agrees to preserve and protect the confidentiality of third party Confidential Information to the same extent, and on the same basis, as the Company or its affiliates’ Confidential Information.  The Company also agrees to hold in confidence any personal or confidential information that Executive provides to the Company including but not limited to Confidential Information as defined in Article 21 of the Company’s Articles.

3.3           Non-Competition Obligations.  The Company agrees to provide Executive with access to Confidential Information upon signing of this Agreement.  Executive’s non-competition obligations are ancillary to the Company’s agreement to disclose Confidential Information to Executive.  In order to protect the Confidential Information described above, and in consideration for Executive receiving access to this Confidential Information and agreeing to non-disclosure of the Confidential Information, Executive and the Company agree to the following non-competition provisions.  During the Non-Competition Period stated on Exhibit A, Executive will not, directly or indirectly, for Executive or for others, in the Geographic Region defined in Exhibit A:

a.           engage in the business of providing advanced software and related services to the oil and natural gas exploration and production industry including, but not limited to, analysis, visualization, and modeling of the Earth’s subsurface, seismic data processing and imaging, prospect interpretation and modeling, reservoir characterization, time/depth conversions, well planning and drilling, or any other advanced software application or related service that was considered, developed, or offered by the Company within the twelve months preceding the termination of Executive’s employment with the Company;

b.           call on, service, or solicit competing business from customers or potential customers of the Company or its affiliates with whom Executive, or any member of Executive management, within the previous twenty-four months, had or made contact.  These restrictions are limited by geography to the specific places, addresses, or locations where a customer is present and available for calling on, soliciting or servicing customers; or

c.           render advice or services to, serve as a member of a Board of Directors, or otherwise assist, any other person, association or entity in the activities referenced in “a” or “b” above.

Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain activities in the Geographic Region and during the Non-Competition Period, but acknowledges that these restrictions are necessary to protect the Confidential Information the Company or its affiliates has provided to Executive and the value of compensation available to Executive and others.

RFM Employment Agreement

Executive agrees that this provision defining the scope of activities constituting competition with the Company is narrow and reasonable because:  (i) Executive is free to seek employment with other companies providing services that do not directly or indirectly compete with the business of the Company, (ii) Executive is free to seek employment with other companies in the energy business that do not directly or indirectly compete with the business of the Company, such as oil and gas exploration and production companies, drilling contractors, and oil field equipment manufacturers and merchants; and (iii) there are many other companies in the energy industry that do not directly or indirectly compete with the business of the Company.  Thus, this restriction on Executive’s ability to compete does not prevent Executive from using and offering the general knowledge, skills and experience that Executive possessed prior to receiving Confidential Information, specialized training, compensation, and knowledge from the Company.

3.4           Non-Solicitation of Employees.  During Executive’s employment, and for the longer of twelve months or the Severance Pay Period, if applicable, following the termination of employment for any reason, Executive will not, either directly or indirectly, call on, solicit, or induce any other employee or officer of the Company or its affiliates with whom Executive had contact with, knowledge of, or association with in the course of employment with the Company to terminate the individual’s employment, and will not assist any other person or entity in such a solicitation.

3.5           Warranty and Indemnification.  Executive warrants that Executive is not a party to any other restrictive agreement limiting Executive’s activities in Executive’s employment by the Company.  Executive further warrants that at the time of the signing of this Agreement, Executive knows of no written or oral contract or of any other impediment that would inhibit or prohibit employment with the Company and that Executive will not knowingly use any trade secret, confidential information, or other intellectual property right of any other party in the performance of Executive’s duties for the Company.  Executive shall hold the Company harmless from any and all suits and claims arising out of any breach of such restrictive agreement or contract.

Article 4:  Miscellaneous

4.1           Statements About the Company.  Executive shall refrain, both during and after Executive’s employment, from publishing any oral or written statements about the Company, its affiliates, or any of their respective officers, employees, agents, or representatives that are disparaging,  slanderous, libelous, or defamatory; or that disclose private or confidential information about their business affairs; or that constitute an intrusion into their seclusion or private lives; or that give rise to unreasonable publicity about their private lives; or that constitute a misappropriation of their name or likeness.

RFM Employment Agreement

4.2           Notices.  Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail.  Notices to the Company, shall be sent to 1500 CityWest Blvd, Houston, Texas 77042 attention: Vice President - Human Resources.  Notices and communications to Executive shall be sent to the address Executive most recently provided to the Company.

4.3           No Waiver.  No failure by either party at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of any provisions or conditions of this Agreement.

4.4           Enforcement.  If a dispute arises out of or related to this Agreement, Executive’s employment with the Company (except as indicated below) and if the dispute cannot be settled through direct discussions, then the Company and Executive agree to try to settle the dispute as set forth in this Section.  The parties initially will attempt to resolve any disputes by mediation.  Should the parties not be able to resolve disputes by mediation, the parties agree to use confidential, binding arbitration to resolve any disputes.  The arbitration shall be conducted in accordance with then-current employment arbitration rules of the Judicial Arbitration & Mediation Services, Inc. (JAMS) in Houston, Texas before a single arbitrator licensed to practice law.  Either party may seek a temporary restraining order, preliminary injunction, specific performance or other equitable relief regarding the obligations stated in Section 2.2, Article 3, and Section 4.1 before a court of law pending a final resolution of the disputes between the parties before an arbitrator, and either party may seek a judgment including a permanent injunction, if appropriate, from the court based on the final decision of the arbitrator.  If the court or arbitrator finds that Section 3.3 contains limitations as to time, geographical area, or scope of activity to be restrained that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interest of the Company, the court or arbitrator may reform the covenant to the extent necessary to cause the limitations contained in Section 3.3 as to time, geographical area, or scope of activity to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill or other business interest of the Company, and enforce Section 3.3.

4.5           Choice of Law.  The Company’s principal place of business is in Houston, Texas.  This Agreement was negotiated and signed in Houston, Texas.  This Agreement shall be governed by Texas law.

4.6           Assignment.  This Agreement shall be binding upon and inure to the benefit of the Company and any other person, association, or entity that may acquire or succeed to all or substantially all of the business or assets of the Employer.  Executive’s rights and obligations under this Agreement are personal, and they shall not be assigned or transferred without the Company’s prior written consent.

RFM Employment Agreement

    4.7           Other Agreements.  Other agreements exist between the Company and Executive relating to the employment relationship (e.g., agreements contained in the acknowledgment of receipt of employee handbook, the Company’s code of conduct, stock option agreements, and the Company’s benefit plans).  This Agreement does not supersede those agreements, but doesreplace and merge other, previous agreements and discussions pertaining to terms and conditions of Executive’s employment and termination of Executive’s employment, and this Agreement constitutes the entire agreement of the parties with respect to the subject matters stated in this Agreement; provided, however, that should a court, jury or arbitrator determine that the provisions of Section 3.3 are invalid or unenforceable, Section 3.3 shall not supersede, replace, or merge any prior non-competition agreements between the parties and the court, jury or arbitrator shall determine the validity and enforceability of such prior agreements.  No representation, inducement, promise, or agreement has been made by either party with respect to such subject matters, and no agreement, statement, or promise relating to the employment of Executive by the Company that is not contained in this Agreement shall be valid or binding.  Any modification of this Agreement will be effective only if it is in writing and signed by each party.

4.8           Survival/Severability/Headings.  It is the express intention and agreement of the parties that the provisions of Section 2.2, Article 3, and Section 4.1 shall survive the termination of Executive’s employment.  In addition, all other obligations of the Company to make payments under this Agreement shall survive any termination of this Agreement on the terms and conditions set forth in this Agreement.  The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.  Article and section headings contained in this Agreement are provided for convenience and reference only, and do not define or affect the meaning, construction, or scope of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement in multiple originals to be effective on the Effective Date.

Geokinetics, Inc.                                                                .                                                                          Executive

________________________________                                                                                                _____________________________
William Ziegler                                                                                                                                                Richard F. Miles
Chairman of the Board of Directors
Geokinetics Inc.

This ____ day of October, 2008                                                                                                                  This 21st  day of October, 2008

RFM Employment Agreement